==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------
                               (AMENDMENT NO. 2)*



                             ECC CAPITAL CORPORATION
 ------------------------------------------------------------------------------
                                (NAME OF ISSUER)


 COMMON STOCK, PAR VALUE $0.001 PER
               SHARE                                     26826M108
 ----------------------------------          ----------------------------------
   (TITLE OF CLASS OF SECURITIES)                      (CUSIP NUMBER)


                                DECEMBER 31, 2007
 ------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]   RULE 13D-1(B)
[X]   RULE 13D-1(C)
[_]   RULE 13D-1(D)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                                     Page 1

  =============================================================================

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 2
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL VALUE FUND, L.P.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 3
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL LLC
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  NEW YORK
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: OO

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 4
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL VALUE BVI, LTD.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  BRITISH VIRGIN ISLANDS
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 5
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC-BVI PARTNERS
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 6
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         PMC-BVI, INC.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 7
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL BVI, INC.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 8
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC OPPORTUNITY FUND, L.P.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                        DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 9
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC OPPORTUNITY LLC
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: OO

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 10
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         PETER M. COLLERY
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       206,900
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         206,900
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     206,900
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 11
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         NEIL H. KOFFLER
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 12
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         JOHN T. BIRD
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                                     POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 13
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         DAVID A. HURWITZ
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     0
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN

-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            26826M108              13G             Page 14
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
               PERSONS:                  AND PROFIT SHARING PLAN

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (A) [X]
                                                                         (B) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         206,900
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    206,900
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     206,900
               OWNED BY EACH REPORTING PERSON:
-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]
-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: EP

-------------------------------------------------------------------------------

ITEM 1.     NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            (a) and (b) This Amendment No. 2 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of ECC Capital Corporation, a Maryland corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1833 Alton Parkway, Irvine, California 92606.

ITEM 2.     NAME OF PERSON FILING

            (a)   Name of Persons Filing:

                  (i)   SC Fundamental Value Fund, L.P.
                  (ii)  SC Fundamental LLC
                  (iii) SC Fundamental Value BVI, Ltd.
                  (iv)  SC-BVI Partners
                  (v)   PMC-BVI, Inc.
                  (vi)  SC Fundamental BVI, Inc.
                  (vii) SC Opportunity Fund, L.P.
                 (viii) SC Opportunity LLC
                  (ix)  Peter M. Collery
                  (x)   Neil H. Koffler
                  (xi)  John T. Bird
                  (xii) David A. Hurwitz and
                 (xiii) SC Fundamental LLC Employee Savings and Profit Sharing
                        Plan (collectively, the "Reporting Persons")

            (b)   Address of Principal Business Office or, if None, Residence:

            The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

            The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., SC Opportunity Fund, L.P., SC Opportunity LLC, Peter M. Collery, Neil H. Koffler, John T. Bird and David A. Hurwitz, and SC Fundamental LLC Employee Savings and Profit Sharing Plan is 747 Third Avenue, 27th Floor, New York, New York 10017.

            The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

            (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

           (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP

(a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2007, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 97,073,300 shares of Common Stock outstanding as of September 30, 2007, as reported by the Issuer in its Consolidated Financial Statements For the Three and Nine Months Ended September 30, 2007, dated December 4, 2007, as published on the Issuer's internet website.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |X|.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Exhibit No. 2 hereto.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            (a)   Not applicable.

            (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                  SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2008


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as General Partner

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner of investment manager

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               PMC-BVI, INC.

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary

                               SC FUNDAMENTAL BVI, INC.

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC OPPORTUNITY FUND, L.P.

                               By:  SC Opportunity LLC, as General Partner

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC OPPORTUNITY, LLC


                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               John T. Bird (2)


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               David A. Hurwitz (3)


                               SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                               PROFIT SHARING PLAN

                               By:    /s/  Peter M. Collery
                                    --------------------------
                                    Peter M. Collery, Trustee

(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

(3) Executed by Neil H. Koffler as Attorney-in-Fact for David A. Hurwitz. The Power of Attorney for Mr. Hurwitz is attached as Exhibit 3 to the Amendment No. 4 to the Statement on Schedule 13G with respect to the Common Stock of MDU Communications International, Inc., filed on February 14, 2008, and is incorporated herein by reference.

                                EXHIBIT INDEX

     Exhibit No.                Document
     -----------                --------

          1 Joint Filing Agreement, dated February 14, 2008, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., SC Opportunity Fund, L.P., SC Opportunity LLC, Peter M. Collery, Neil H. Koffler, John T. Bird and David A. Hurwitz, and SC Fundamental LLC Employee Savings and Profit Sharing Plan to file this Amendment No. 2 to the joint statement on Schedule 13G.

          2           Identity of Members of Group

                                                                       Exhibit 1

                            JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 2 to the statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of ECC Capital Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 14th day of February, 2008.


Dated: February 14, 2008


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as General Partner

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner of investment manager

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President

                               PMC-BVI, INC.

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary


                               SC FUNDAMENTAL BVI, INC.

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC OPPORTUNITY FUND, L.P.

                               By:  SC Opportunity LLC, as General Partner

                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC OPPORTUNITY, LLC


                               By:    /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               John T. Bird (2)


                               /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               David A. Hurwitz (3)

                               SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                               PROFIT SHARING PLAN

                               By:    /s/  Peter M. Collery
                                    --------------------------
                                    Peter M. Collery, Trustee





(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

(3) Executed by Neil H. Koffler as Attorney-in-Fact for David A. Hurwitz. The Power of Attorney for Mr. Hurwitz is attached as Exhibit 3 to the Amendment No. 4 to the Statement on Schedule 13G with respect to the Common Stock of MDU Communications International, Inc., filed on February 14, 2008, and is incorporated herein by reference.

                                                                       Exhibit 2

                         IDENTITY OF MEMBERS OF GROUP



SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
SC Opportunity Fund, L.P.
SC Opportunity LLC
Peter M. Collery
Neil H. Koffler
John T. Bird
David A. Hurwitz
SC Fundamental LLC Employee Savings and Profit Sharing Plan